Exhibit 8.1

300 North LaSalle
Chicago, IL 60654
United States
(312) 862-2000
www.kirkland.com

[•], 2024

AP Acquisition Corp
#10 Collyer Quay

#37-00 Ocean Financial Center, Singapore

Ladies and Gentlemen:

We are United States tax counsel to AP Acquisition Corp, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC”), in connection with the preparation of the registration statement on Form F-4 (as amended, and together with the proxy statement/prospectus filed therewith, the “Registration Statement”) (Registration Statement No. 333-274418) originally filed with the Securities and Exchange Commission (the “Commission”) on September 8, 2023, under the Securities Act of 1933, as amended (the “Securities Act”), by JEPLAN Holdings, Inc. (“PubCo”). The Registration Statement relates to the registration of common shares of PubCo (“PubCo Shares”) and warrants to purchase PubCo Shares, in each case as described in the Registration Statement.

The Registration Statement is being filed in connection with the transactions contemplated by that certain Business Combination Agreement, dated June 16, 2023 (as may be amended, supplemented or otherwise modified from time to time, the “BCA”), by and among SPAC, JEPLAN Holdings, Inc., a Japanese corporation (kabushiki kaisha) incorporated under the laws of Japan, JEPLAN MS, Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Merger Sub”) and JEPLAN, Inc., a Japanese corporation (kabushiki kaisha) incorporated under the laws of Japan (the “Company”).

Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement.

You have requested our opinion concerning the discussion of the Merger set forth in the section entitled “Material U.S. Federal Income Tax Considerations – Tax Consequences of the Merger to U.S. Holders” in the Registration Statement (the “Tax Disclosure”). In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

(a)	All original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Business Combination;

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AP Acquisition Corp

[•], 2024

Austin Beijing Boston Brussels Chicago Dallas Hong Kong Houston London Los Angeles Munich New York Paris Salt Lake City Shanghai Washington, D.C.

(b)	All factual representations, warranties and statements made or agreed to by the parties in the BCA, the Share Exchange Agreement, the Permitted Equity Subscription Agreements, the Sponsor Support Agreement, the Shareholder Support Agreement, the Shareholder Lock-up Agreement, the Registration Rights Agreement, and the other agreements referred to therein or otherwise relating to the Business Combination (collectively, the “Agreements” and, together with the Registration Statement, the “Documents”), and in the representation letters provided to us by SPAC and the Company are true, correct and complete as of the date hereof and will remain true, correct and complete through the consummation of Transactions (as defined below), in each case without regard to any qualification as to knowledge, belief, materiality or otherwise;

(c)	The description of the Business Combination and other transactions related to the Business Combination (together, the “Transactions”) in the Registration Statement is and will remain true, accurate and complete, the Business Combination will be consummated in accordance with such description and with the BCA and the other Agreements, without any waiver or breach of any material provision thereof, and the Business Combination will be effective under applicable corporate law as described in the BCA and the other Agreements; and

(d)	The Documents represent the entire understanding of the parties with respect to the Business Combination and other Transactions, there are no other written or oral agreements regarding the Business Combination or other Transactions other than the Agreements, and none of the material terms and conditions thereof have been or will be waived or modified.

This opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service, in each case, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied in issuing our opinion, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Merger in connection with the Business Combination, or any matter other than those specifically covered by this opinion. In particular, this opinion is limited to the matters discussed in the Tax Disclosure, and does not address (i) the U.S. federal income tax treatment of any shareholder subject to special rules under the Code or the Treasury Regulations, as further described in the Tax Disclosure, (ii) any matter arising in connection with Section 367 of the Code, or (ii) any matter arising in connection with the “passive foreign investment company” rules of Sections 1291-1297 of the Code.

AP Acquisition Corp

[•], 2024

The U.S. federal income tax consequences of the transactions described in the Registration Statement are complex and are subject to varying interpretations. Our opinion is not binding on the U.S. Internal Revenue Service or any court, and there is no assurance or guarantee that either will agree with our conclusions. Indeed, the U.S. Internal Revenue Service may challenge one or more of the conclusions contained herein and the U.S. Internal Revenue Service may take a position that is inconsistent with the views expressed herein. There is no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached.

Based upon the foregoing and subject to the foregoing, we are of the opinion that, under current U.S. federal income tax law, the Merger, together with the Share Exchange, should qualify as a transaction described in Section 351 of the Code.

The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very Truly Yours,

/s/

Kirkland & Ellis LLP